UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Technical Olympic USA, Inc.

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TECHNICAL OLYMPIC USA, INC.
4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021
To Our Stockholders:
      We cordially invite you to attend the 2005 Annual Meeting of Stockholders to be held on Tuesday, May 10, 2005, at the Mandarin Oriental, Miami, 500 Brickell Key Drive, Miami, Florida 33131. The meeting will start promptly at 8:00 a.m.
      The attached Notice of Annual Meeting and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Our directors and officers, as well as a representative of Ernst & Young LLP, our independent certified public accountants, will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.
      It is important that your shares be represented and voted at the meeting. Therefore, we urge you to complete, sign, date, and return the enclosed proxy card in the envelope according to the instructions on the proxy card. If you attend the meeting, you may vote your shares personally, even though you have previously designated a proxy. The items to be considered at the meeting include the election of directors and transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.
      We sincerely hope you will be able to attend and participate in our 2005 Annual Meeting of Stockholders. We welcome the opportunity to meet with you and give you a firsthand report on the progress of your company.

Very truly yours,

Konstantinos Stengos
Chairman

TECHNICAL OLYMPIC USA, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 10, 2005
To Our Stockholders:
      We will hold our Annual Meeting of Stockholders on Tuesday, May 10, 2005, at 8:00 a.m. Our meeting will be held at the Mandarin Oriental, Miami, 500 Brickell Key Drive, Miami, Florida 33131. If you owned common stock at the close of business on April 1, 2005, you may vote at this meeting or any adjournments or postponements thereof.
      At the meeting, we plan to:

1. elect ten directors for a term of one year and, in each case, until his or her successor is duly elected and qualified; and

2. transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
      Our Board of Directors is not aware of any other proposals for the May 10, 2005 meeting.
      It is important that your common stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by completing, signing, dating, and returning the enclosed proxy card. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

TECHNICAL OLYMPIC USA, INC.

Beatriz L. Koltis
Secretary
Hollywood, Florida
April 18, 2005
YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND IN PERSON.

i

TECHNICAL OLYMPIC USA, INC.
4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021

PROXY STATEMENT

INFORMATION ABOUT THE MEETING
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Technical Olympic USA, Inc. (“TOUSA” or the “Company”) for our Annual Meeting of Stockholders to be held on Tuesday, May 10, 2005, at 8:00 a.m. Our Annual Meeting will be held at the Mandarin Oriental, Miami, 500 Brickell Key Drive, Miami, Florida 33131. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about April 18, 2005.
Voting Instructions

Who May Vote
      You may vote your common stock if our records show you owned your shares at the close of business on the record date, which is April 1, 2005. On the record date, there were 56,080,430 shares of our common stock outstanding, with a par value of $.01 per share. Holders of our common stock are entitled to one vote per share held as of the record date.

How You May Vote
      You may vote: (a) in person by attending the meeting or (b) by mail by completing, signing, dating, and returning the enclosed proxy card. If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.
      Proxies duly executed and received in time for the meeting will be voted in accordance with your instructions. If no instructions are given, proxies will be voted as follows:

1. FOR the election as directors of the nominees named herein, each to serve for a term of one year and, in each case, until his or her successor is duly elected and qualified; and

2. In the discretion of the proxy holders, FOR or AGAINST such other business as may properly come before the meeting or any adjournment or postponement thereof.

How You May Revoke or Change Your Vote
      Proxies may be revoked at any time prior to the meeting in the following ways:

•	by giving written notice of revocation to our Secretary;

•	by giving a later dated proxy; or

•	by attending the meeting and voting in person.
      If providing revocation by written notice to our Secretary, please note that no such revocation shall be effective, however, unless received by us at or prior to the meeting.

Voting Procedures
      All record holders of issued and outstanding shares of our common stock are entitled to vote. Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Shares for which brokers have not received instructions, and which therefore are not voted with respect to a certain proposal, are referred to as “broker non-votes.”

Quorum
      Under Delaware law and our Bylaws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast on the matter at the Annual Meeting constitutes a quorum. Abstentions and broker non-votes will count for purposes of determining if there is a quorum present at the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
General
      Pursuant to our Bylaws, our Board of Directors may have up to 15 members. Currently, we have 11 members on our Board of Directors and each director is elected for a one-year term. Our Independent Directors Committee has recommended and nominated the ten individuals listed below for election to our Board of Directors at the Annual Meeting to hold office until the next annual meeting and the election of their successors. Mr. Fedrick, the other current director, has decided not to stand for re-election. Consequently, there will be a vacancy on our Board of Directors. The Board does not have a current candidate to fill the vacancy, but intends to fill the vacancy during the course of 2005, if and when a suitable candidate is identified. All of the nominees for director are currently serving as members of our Board of Directors.
      Each of the nominees has consented to be named in this proxy statement and to serve as a member of our Board of Directors, if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by our Board of Directors, but in no event will the proxy be voted for more than ten nominees for director. Our management has no reason to believe that any nominee will not serve if elected.
Recommendation of our Board of Directors
      We recommend that you vote your shares to elect the following nominees. If you complete, sign, date, and return the enclosed proxy, your shares will be voted for the election of the ten nominees recommended by our Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.
Nominees

Nominees to Serve for a One-Year Term Expiring in 2006
      Below is a short biography of the business experience of the individuals who are nominated for election. The age indicated and other information in each nominee’s biography is as of April 18, 2005.
      Konstantinos Stengos, 68, has been the Chairman of our Board since December 15, 1999. Mr. Stengos has served as the President and Managing Director of Technical Olympic S.A. (“TOSA”), our parent company, since he formed TOSA in 1965. Mr. Stengos owns more than 5% of the outstanding equity of TOSA, which is publicly traded on the Athens Stock Exchange. Mr. Stengos has also served as a director and President of Technical Olympic Services, Inc. (“TOSI”) since October 2003. TOSA and TOSI are each affiliates of ours. In March 2005, Mr. Stengos was found by a Court of Misdemeanors in Athens, Greece, to have violated certain Greek laws relating to a 1999 sale of certain shares of TOSA. Mr. Stengos has advised the Company that he is appealing the ruling.
      Antonio B. Mon, 60, became a director of the Company, and our Executive Vice Chairman, Chief Executive Officer, and President, on June 25, 2002. From October 2001 to June 2002, Mr. Mon served as the Chief Executive Officer of Technical Olympic, Inc., our former parent company (“TOI”). From May 2001 to October 2001, Mr. Mon was a consultant to TOI. From 1997 to 2001, Mr. Mon was the Chairman of Maywood Investment Company, LLC, a private firm engaged in private equity investments and general consulting. In 1991, Mr. Mon co-founded Pacific Greystone Corporation, a west coast homebuilder that merged with Lennar Corporation in 1997, and served as its Vice Chairman from 1991 to 1997. Prior to 1991, Mr. Mon worked in various positions for The Ryland Group, Inc. (a national homebuilder), M.J. Brock Corporation (a California homebuilder), and Cigna Corporation (a financial services corporation).

      Andreas Stengos, 42, has been a director of the Company since 1999. Since October 2003, Mr. Stengos has served as a director and Treasurer of TOSI. Mr. Stengos has also been a director of TOSA since 1989 and has served as its Vice President and General Manager since 1995.
      George Stengos, 38, has been a director of the Company since 1999, and has served as our Executive Vice President since April 2004. Since October 2003, Mr. Stengos has served as a director, Vice President, and Secretary of TOSI. From 2001 to December 2002, Mr. Stengos served as President and Chairman of the Board of Mochlos S.A., a subsidiary of TOSA, and is currently Managing Director of Mochlos S.A. From 1993 to 2000, Mr. Stengos was Executive Vice President of Mochlos S.A. Mr. Stengos has also served as Managing Director of TOSA since June 30, 2004.
      Marianna Stengou, 27, has been a director of the Company since 2004. Ms. Stengou has served as Vice President of Porto Carras Campus Hospitality Studies S.A. since April 2002. Ms. Stengou has served in a variety of positions at TOSA, including most recently as Director of Human Resources and Quality, since January 2000. Ms. Stengou served as President and Managing Director of Toxotis S.A. from November 1997 to June 2004. Ms. Stengou has also been a director of TOSA since June 2003.
      Larry D. Horner, 71, has been a director of the Company since 1997. Mr. Horner served as Chairman of Pacific USA Holdings Corp., a subsidiary of Pacific Electric Wire and Cable Co., a cable manufacturer, from 1994 to 2001, and was Chairman of the Board of Asia Pacific Wire & Cable Corporation Limited, a manufacturer of copper wire, cable and fiber optic wire products, with operations in Southeast Asia, which was publicly traded on the New York Stock Exchange until 2001. He is also a director of ConocoPhillips (an energy company), Atlantis Plastics, Inc. (a manufacturer of plastic films and plastic components), UT Starcom, Inc. (a provider of wireline, wireless, optical, and access switching solutions), Clinical Data, Inc. (a provider of physicians’ office and hospital laboratory products), and New River Pharmaceuticals, Inc. (a research-based pharmaceutical company). Mr. Horner was formerly associated with KPMG LLP, a professional services firm, for 35 years, retiring as Chairman and Chief Executive Officer of both the U.S. and International firms in 1991. He is a certified public accountant.
      William A. Hasler, 63, has been a director of the Company since 1998. Mr. Hasler served as Co-Chief Executive Officer of Aphton Corporation, a biopharmaceutical company, from July 1998 to January 2004. From August 1991 to July 1998, Mr. Hasler served as Dean of the Haas School of Business at the University of California at Berkeley. Prior to that, he was both Vice Chairman and a director of KPMG LLP, a professional services firm. Mr. Hasler also serves on the boards of Mission West (a real estate investment trust), DiTech Communications (a global telecommunications equipment supplier for voice networks), Schwab Funds (a mutual fund company), Aphton Corporation and Stratex Networks (a provider of high-speed wireless transmission solutions), and is Chairman of the Board of Solectron Corp. (a provider of electronics manufacturing services). Mr. Hasler is a trustee of Pomona College. He is a certified public accountant.
      Michael J. Poulos, 74, has been a director of the Company since 2000. Mr. Poulos also serves as a trustee of Century Shares Trust, a mutual fund. Mr. Poulos served as Chairman, President, and Chief Executive Officer of Western National Corporation, a life insurance company, from 1993 until 1998 when he retired. Mr. Poulos worked for American General Corporation, from 1970 to 1993, and served as its President from 1981 to 1991 and as its Vice Chairman from 1991 to 1993.
      Susan B. Parks, 48, has been a director of the Company since 2004. She is the founder and CEO of WalkStyles, Inc., a consumer products company, since September 2003. Prior to becoming an entrepreneur, Ms. Parks was with Kinko’s, a multibillion dollar document solutions and business services company, from August 2002 until September 2003, where she served as the Executive Vice President of Operations. From December 2001 to August 2002, Ms. Parks was with Gateway, a personal computer and related products company, where she served as Senior Vice President of US Markets for Gateway, leading their US Market business unit, and Senior Vice President of the Gateway Business division. Ms. Parks also spent approximately five years with U.S. West, a telecommunications company, serving in a succession of senior positions and has served in various leadership positions at both Mead Corporation and Avery-Dennison. Ms. Parks was nominated to our Board of Directors by the Independent Directors

Committee upon the recommendation of Mr. Mon, our Chief Executive Officer, and Mr. Horner, our senior outside director, after Mr. Mon’s consideration of several qualified candidates identified by a third party search consultant.
      J. Bryan Whitworth, 66, has been a director of the Company since January 2005. Mr. Whitworth has been Of Counsel at Wachtell, Lipton, Rosen & Katz, a leading corporate and securities law firm, since May 2003. Prior to joining Wachtell, Lipton, Rosen & Katz, Mr. Whitworth served as Executive Vice President of ConocoPhillips, a global integrated petroleum company, from September 2002 to March 2003. Mr. Whitworth joined ConocoPhillips in 2002, following the merger of Conoco Inc. and Phillips Petroleum Company. Prior to the merger, Mr. Whitworth spent more than 30 years with Phillips Petroleum Co., most recently serving as the Executive Vice President and Chief Administrative Officer of that company. Mr. Whitworth also served as Phillips Petroleum’s Senior Vice President of Human Resources, Public Relations and Government Relations, as well as its General Counsel. Mr. Whitworth was nominated to our Board of Directors by the Independent Directors Committee upon the recommendation of Mr. Horner and Mr. Mon.

Director Whose Term Expires in 2005
      Lonnie M. Fedrick, 60, has been a director of the Company since 1997 and served as our President and Chief Executive Officer from 1997 until June 25, 2002. Mr. Fedrick was President and Chief Executive Officer of Newmark Home Corporation since 1994 and was its Executive Vice President from 1984 to 1994.
Vote Required
      The affirmative vote of a plurality of the votes cast by holders of outstanding shares of our common stock is required for the approval of the election of the directors. You may vote in favor of all the nominees or you may withhold your vote from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors.
BOARD INDEPENDENCE, MEETINGS, COMMITTEES, AND COMPENSATION
Independence
      TOSA currently owns 73.36% of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (the “NYSE”). We have elected to take advantage of the “controlled company” exemption as permitted under Section 303A.00 of the NYSE Listed Company Manual. As a “controlled company,” we are not currently required to have independent directors comprise a majority of our Board of Directors, nor are we required to have a nominating/corporate governance committee and compensation committee comprised entirely of independent directors. The Board of Directors has determined, however, that Messrs. Horner, Hasler, Poulos, and Whitworth, and Ms. Parks each meet the standards of “independence” set forth in the corporate governance standards of the NYSE. In making this determination, the Board of Directors specifically determined that charitable contributions of up to $40,000 made by the Company to organizations in which a family member of a director is an executive officer does not constitute a material relationship which affects the independence of a director.
Board Meetings and Committees
      During fiscal year 2004, our Board of Directors held four regularly scheduled meetings and no special meetings, and acted by unanimous written consent on 18 occasions. For fiscal year 2004, each director attended at least 75% or more of the aggregate number of meetings held by our Board of Directors and the committees on which he or she served. As a general matter, Board members are expected to attend the Company’s annual meetings of stockholders. All members of our Board were present at the Company’s 2004 annual meeting of stockholders.
      Our Board of Directors currently has four standing committees, all of which were also in place during fiscal year 2004: the Audit Committee, the Human Resources, Compensation, and Benefits Committee, the Independent Directors Committee, and the Board Executive Committee, each briefly described below.
      Audit Committee. Prior to April 2005, the Audit Committee consisted of Messrs. Hasler, Horner, Poulos, and Whitworth, and Ms. Parks. Beginning in April 2005, the Audit Committee consists of Messrs. Hasler, Poulos, and Whitworth. Our Board of Directors has determined that each of Messrs. Hasler and Poulos is also an “audit committee financial expert” as defined by the rules promulgated by the Securities and Exchange Commission (the “Commission”), and that, in the business judgment of the Board of Directors, Mr. Whitworth is financially literate.
      The Audit Committee generally has responsibility for appointing, overseeing, and determining the compensation of our independent certified public accountants, reviewing the plan and scope of the accountants’ audit, reviewing our audit and internal control functions, approving all permitted non-audit services provided by our independent certified public accountants, and reporting to our full Board of Directors regarding all of the foregoing. The Audit Committee meets with the independent certified public accountants and our management in connection with its review and approval of (i) the unaudited financial statements for inclusion in our Quarterly Reports on Form 10-Q and (ii) the annual audited financial statements for inclusion in our Annual Report on Form 10-K. Additionally, the Audit Committee provides our Board of Directors with such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require its attention. The Audit Committee’s goals and responsibilities are set forth in a written Audit Committee charter, a copy of which is attached as Appendix A. The Audit Committee held five meetings during the year ended December 31, 2004. The Audit Committee Report is set forth below.
      Human Resources, Compensation, and Benefits Committee. Prior to April 2005, the Human Resources, Compensation, and Benefits Committee consisted of Messrs. Poulos, Horner, Hasler, and Whitworth, and Ms. Parks. Beginning in April 2005, the Human Resources, Compensation, and Benefits Committee consists of Messrs. Poulos and Horner, and Ms. Parks. The Human Resources, Compensation, and Benefits Committee has responsibility for (a) establishing the compensation and bonus plan for the Chief Executive Officer, (b) establishing the compensation and bonus plan for other executives, and (c) administering the Annual and Long-Term Incentive Plan and granting options and performance awards under that Plan. In addition, the Human Resources, Compensation, and Benefits Committee has responsibility for matters of employee compensation and the granting of discretionary bonuses to our Chief Executive Officer and our other senior officers. The Human Resources, Compensation, and Benefits Committee held two meetings and acted by unanimous written consent on six occasions during the year ended December 31, 2004. The Human Resources, Compensation, and Benefits Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on the Company’s website, www.tousa.com, under “Investor Information — Corporate Governance.”
      Independent Directors Committee. The Independent Directors Committee consists of Messrs. Horner, Hasler, Poulos, and Whitworth, and Ms. Parks. Mr. Horner served as our senior outside director during fiscal year 2004 and has been designated our senior outside director for fiscal year 2005. As our senior outside director, Mr. Horner presides over the regularly scheduled sessions of our independent directors.
      The Independent Directors Committee generally has responsibility for considering and acting on any proposed transaction that would be considered a related party transaction, including any proposed transaction (a) between us and TOSA or any affiliate of TOSA, and (b) by any affiliate which may affect or involve us and in which one or more of our directors may have an actual or perceived interest in the transaction. The Independent Directors Committee also has responsibility for considering and acting upon any other matters that require the review and/or approval of our independent directors.

      The Independent Directors Committee acted by unanimous written consent on one occasion and held two meetings during the year ended December 31, 2004. The Independent Directors Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on the Company’s website, www.tousa.com, under “Investor Information — Corporate Governance.”
      In addition, the Independent Directors Committee solicits, considers, and nominates candidates to serve on our Board of Directors. The Independent Directors Committee considers possible candidates from many sources, including stockholders, for nominees for directors. In evaluating the qualifications of nominees for our Board of Directors, including nominees recommended by stockholders, the Independent Directors Committee evaluates a variety of factors, such as education, work experience, knowledge of the Company’s industry, membership on the boards of directors of other corporations, and civic involvement. In addition, if a candidate is being considered for an independent director position, the Independent Directors Committee also evaluates the nominees’ independence from the Company based on applicable securities laws and the NYSE’s corporate governance standards.
      If a stockholder wishes to recommend a nominee for director for consideration at our 2006 Annual Meeting, the recommendation should be sent to the Secretary by December 19, 2005 in accordance with the instructions set forth later in this proxy statement under “Stockholder Proposals for 2006 Annual Meeting.” All recommendations should be accompanied by a complete statement of such person’s qualifications (including education, work experience, knowledge of the Company’s industry, membership on the board of directors of another corporation, and civic activity) and an indication of the person’s willingness to serve.
      Board Executive Committee. The members of the Board Executive Committee are Messrs. Horner, Mon, George Stengos, and Andreas Stengos, and Mr. Tommy McAden serves as the non-director management representative to the Board Executive Committee. The Board Executive Committee has authority to consider and approve acquisitions, investments and other transactions by us or our subsidiaries for amounts not exceeding $35 million, to the extent not considered and approved by our Board of Directors, and makes reports to our full Board of Directors. The Board Executive Committee held no meetings during the year ended December 31, 2004.
Family Relationships
      Konstantinos Stengos is the father of Andreas Stengos, George Stengos, and Marianna Stengou. We have no other familial relationships among the executive officers and directors.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our outstanding common stock to file with the Commission reports of changes in their ownership of common stock. Directors, officers, and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% stockholders were satisfied except that Mr. Mon filed four late Form 4 filings reflecting four gifts and transfers of stock options made for estate planning purposes that were not reported on a timely basis.
Compensation Committee Interlocks and Insider Participation
      Messrs. Poulos, Horner, and Hasler, and Ms. Parks comprised the Human Resources, Compensation, and Benefits Committee in 2004. None of these persons served as an officer or employee of ours or any of our subsidiaries during fiscal year 2004. There were no material transactions between us and any of the members of the Human Resources, Compensation, and Benefits Committee during fiscal year 2004.

Compensation of Directors
      In compliance with our director compensation policy, during 2004 our outside directors (which we consider to be those directors who are not officers of the Company, TOSA, or their affiliates), other than the senior outside director, received an annual fee of $40,000, an annual equity award of either non-qualified stock options or restricted stock valued at $40,000, and reimbursement of reasonable out-of-pocket expenses incurred for attendance at Board and Board committee meetings. Under our policy, the designated senior outside director for 2004 received an annual cash retainer of $80,000, an annual equity award of either non-qualified stock options or restricted stock valued at $80,000, and reimbursement of reasonable out-of-pocket expenses incurred for attendance at Board and Board Committee meetings. For 2005, the amount of the annual fee and the annual equity award payable to our outside directors, other than the senior outside director, will each increase to $60,000, and the amount of the annual fee and the annual equity award for our senior outside director will each increase to $120,000. In addition, the chairperson of the Audit Committee for 2005 will receive an additional annual fee of $20,000, and the chairperson of the Human Resources, Compensation, and Benefits Committee for 2005 will receive an additional annual fee of $10,000. Mr. Hasler serves as chairperson of our Audit Committee, and Mr. Poulos serves as chairperson of the Human Resources, Compensation, and Benefits Committee. Mr. Horner served as our senior outside director during fiscal year 2004 and has been designated our senior outside director for fiscal year 2005. Directors who also served as officers of the Company, TOSA, or their affiliates did not receive any additional compensation for their services as directors during 2004.
Consulting Agreement

Lonnie M. Fedrick
      Effective January 1, 2003, we entered into a consulting agreement with Mr. Fedrick with an initial term of three years. Under the terms of the consulting agreement, Mr. Fedrick receives an annual fee of $400,000. Upon recommendation of the Chief Executive Officer and approval of our Board of Directors or a designated committee, Mr. Fedrick may receive a bonus or other compensation in his capacity as a consultant. During the term of the agreement, in addition to his service as a member of our Board of Directors, Mr. Fedrick will (a) provide land review, acquisition, and development services for our Houston operations, (b) identify and acquire land in the greater Houston area, (c) perform other assignments requested by the Chairman of our Board of Directors or the Chief Executive Officer from time to time, (d) transition his network of contacts and local knowledge to Company management, and (e) provide other general business advisory services. The agreement requires Mr. Fedrick to devote at least twenty percent (20%) on average of his working time and energy to the Company. The consulting agreement contains non-compete and non-interference provisions. During the year ended December 31, 2004, Mr. Fedrick was paid an aggregate of $400,000 under his consulting agreement with the Company.

MANAGEMENT
      Our executive officers, their ages and positions, as of April 18, 2005, are as follows:

Name	Age	Position

Antonio B. Mon	60	Executive Vice Chairman, Chief Executive Officer, President, and Director

George Stengos	38	Executive Vice President and Director

David J. Keller	56	Senior Vice President, Chief Financial Officer, and Treasurer

Tommy L. McAden	42	Senior Vice President — Strategy and Operations

Patricia M. Petersen	45	Senior Vice President and General Counsel

Randy L. Kotler	40	Vice President and Chief Accounting Officer

Harry Engelstein	70	Senior Executive Vice President — TOUSA Homes

John Kraynick	50	Vice President — Land Senior Vice President — TOUSA Homes

Clint Ooten	34	Vice President — Human Resources and Administration

Edward R. Wohlwender	45	Vice President — Operations Support Group Senior Vice President — TOUSA Homes
      Below is a summary of the business experience of each of our executive officers who does not serve on our Board of Directors. The business experience of Messrs. Mon and Stengos appears under the caption “Proposal 1 — Election of Directors” set forth above.
      David J. Keller became our Senior Vice President, Chief Financial Officer, and Treasurer in May 2004. Prior to joining the Company, Mr. Keller served as Executive Vice President and Chief Financial Officer of CitiFinancial, a subsidiary of CitiGroup, from October 1999 through August 2003. Prior to CitiGroup, Mr. Keller spent eight years as Chief Financial Officer of D.R. Horton, a homebuilder. Mr. Keller began his career with Ernst & Young LLP, where he was an audit partner for eight years. Mr. Keller is a certified public accountant.
      Tommy L. McAden became our Senior Vice President — Strategy and Operations in April 2004. Mr. McAden served as our Vice President of Finance and Administration, Chief Financial Officer, and Treasurer from June 2002 to April 2004. Mr. McAden served as a director, Vice President, and Chief Financial Officer of TOI from January 2000 to June 2002. From 1994 to December 1999, Mr. McAden was Chief Financial Officer of Pacific Realty Group, Inc., which was our former 80% stockholder.
      Patricia M. Petersen became our Vice President and General Counsel on September 1, 2002, was named Senior Vice President in April 2004, and served as our Secretary from July 2003 to November 2004. Before joining TOUSA, Ms. Petersen served as Assistant General Counsel of Corning Incorporated, a technology company, from January 2001 to August 2002. From September 1992 to October 2000, Ms. Petersen served as Managing Partner of the Nestor Nestor Kingston Petersen law firm in Bucharest, Romania, and from 1990 to August 1992 as Associate Counsel with the Hillis Clark Martin & Peterson law firm in Seattle, Washington.
      Randy L. Kotler became our Vice President and Chief Accounting Officer on June 25, 2002. Prior to joining TOUSA, Mr. Kotler spent 13 years in public accounting, including the last five with Ernst & Young LLP in its Real Estate Group. Mr. Kotler is a certified public accountant.
      Harry Engelstein became Senior Executive Vice President of TOUSA Homes, Inc. in April 2004, served as Executive Vice President of TOUSA Homes, Inc. from February 2003 to April 2004, and managed our South Florida division from June 2002 to February 2003. Mr. Engelstein began his career in homebuilding in Montreal, Canada, in 1960, as a contractor. In 1979, he moved to Florida to help form Engle Homes, Inc., our predecessor in interest. In 1992, Engle Homes went public, and Mr. Engelstein served as Executive Vice President and Corporate Chief Construction Manager.
      John Kraynick became our Vice President — Land in December 2004 and has served as Senior Vice President of TOUSA Homes, Inc. since June 2002. Prior to that time, Mr. Kraynick served as Executive Vice President of Engle Homes, our predecessor in interest, since December 1998. He originally joined Engle Homes in March 1986. As Executive Vice President of Engle Homes, Mr. Kraynick coordinated the operations of that company’s seven divisions and oversaw land acquisition on a national level.
      Clint Ooten became our Vice President — Human Resources and Administration in April 2004. From March 2002 until November 2004, Mr. Ooten served as our Director of Human Resources. Prior to joining TOUSA, Mr. Ooten served for five years as the Director of Human Resources for GE Industrial Systems, a division of the General Electric Company.
      Edward R. Wohlwender became our Vice President — Operations Support Group in December 2004 and has served as Senior Vice President of TOUSA Homes, Inc. since February 2003. Mr. Wohlwender served as Vice President — Supply Management of TOUSA Homes, Inc. from January 2002 to February 2003. From January 2001 to January 2002, Mr. Wohlwender owned and managed Value Chain Consulting, a consulting firm based in Cincinnati, Ohio and specializing in supply chain optimization. From July 1999 to January 2001, Mr. Wohlwender served as Senior Vice President — Supply Chain for the Standard Register Company, an integrated document solutions provider based in Dayton, Ohio. Prior to July 1999, Mr. Wohlwender worked as a senior executive at Ernst & Young LLP in their consulting practice and was Director of Logistics for a division of the Sara Lee Corporation.

AUDIT COMMITTEE REPORT
      For fiscal year 2004, the Audit Committee operated under a written charter adopted by our Board of Directors, and on October 13, 2004, our Board of Directors adopted an amended and restated Audit Committee charter, a copy of which is attached as Appendix A to this Proxy Statement. The Audit Committee members’ responsibilities and functions are not intended to duplicate or to certify the activities of management and the independent certified public accountants. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal control over financial reporting.
      During fiscal year 2004, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team, the Company’s General Counsel, and our independent certified public accountants. In addition, the Director of Internal Audit attends all regularly scheduled Audit Committee meetings and also meets in private session with the Audit Committee on a regular basis. The Committee agenda is established by the Audit Committee’s Chairman, the Chief Financial Officer, and the General Counsel. During 2004, the Audit Committee held private sessions with the Company’s independent certified public accountants.
      The Audit Committee approved the engagement of Ernst & Young LLP as our independent certified public accountants for the year ended December 31, 2004 and reviewed with the Company’s senior financial management and the independent certified public accountants overall audit scope and plans, the results of audit examinations, evaluations by the auditors of the Company’s internal controls, and the quality of the Company’s financial reporting.
      The Audit Committee held meetings on February 15 and March 8, 2005, and took the following actions regarding our 2004 audited financial statements:

•	reviewed and discussed the 2004 audited consolidated financial statements with our management; this included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the consolidated financial statements of the Company present fairly, in all material respects, the financial position and results of operations of the Company;

•	discussed with the independent certified public accountants, Ernst & Young LLP, matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP its independence; and

•	in reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors, and our Board approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Commission.

This report furnished by the Audit Committee of our Board of Directors.
Messrs. Hasler, Horner, Poulos, and Whitworth, and Ms. Parks
March 31, 2005
      The report of the Audit Committee and the performance graph on page 25 shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall this information be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that Technical Olympic USA, Inc. specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information as of April 1, 2005, regarding beneficial ownership of our common stock by

•	each person (or group of affiliated persons) who we know to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our current directors and our Named Executive Officers (as defined below); and

•	all of our current executive officers and directors as a group.
      The percentage of beneficial ownership is based on 56,080,430 shares of our common stock outstanding on April 1, 2005.
      This table is based on information supplied to us by our executive officers, directors, and principal stockholders and information filed with the Commission, and the information in the table has been adjusted for our five-for-four stock split, effected in the form of a 25% stock dividend, which was paid to stockholders on March 31, 2005 (the “2005 Stock Split”).

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership(1)		Percent Owned(1)

Technical Olympic S.A.(2)	41,141,975		73.36%
Bricoleur Capital Management LLC(3)	3,530,181		6.29%
Konstantinos Stengos	273,197	(4)	*
Antonio B. Mon	2,650,009	(5)	4.51%
Andreas Stengos	226,322	(6)	*
George Stengos	226,322	(6)	*
Marianna Stengou	245,072	(4)	*
Larry D. Horner	19,670		*
William A. Hasler	17,072	(7)	*
Michael J. Poulos	9,833		*
Susan B. Parks	3,375		*
J. Bryan Whitworth	2,614	(8)	*
Lonnie M. Fedrick	87,791		*
David J. Keller	22,750	(9)	*
Tommy L. McAden	662,628	(10)	1.17%
Harry Engelstein	26,250	(6)	*
John Kraynick	9,375	(6)	*
Mark R. Upton	37,500	(6)	*
J. Eric Rome	54,375	(11)	*
All directors and executive officers as a group (19 persons)	4,564,780	(12)	7.55%

*	Less than one percent.
Except as otherwise indicated, the address of each person named in this table is c/o Technical Olympic USA, Inc., 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021.

(1)	The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Commission. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of the security, or “investment power,” which includes the power to dispose of or direct the disposition of the security. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In addition, in determining the number and percentage of shares beneficially owned by each person, shares issuable pursuant to options exercisable within 60 days after April 1, 2005, are deemed outstanding for purposes of determining the total number outstanding for such person and are not deemed outstanding for such purpose for all other stockholders. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)	The principal business address of Technical Olympic S.A. is 20 Solomou Street, Alimos, Athens, Greece, 17456. Mr. Konstantinos Stengos owns more than 5% of the outstanding stock of Technical Olympic S.A.

(3)	The principal business address of Bricoleur Capital Management (“Bricoleur”) is 12230 El Camino Real, Suite 100, San Diego, California 92130. This number is based solely on Amendment No. 4, filed on April 8, 2005, to the Schedule 13G filed with the Commission by Bricoleur. According to the Schedule 13G, as amended, Bricoleur has shared voting power and shared dispositive power with respect to all of the referenced shares.

(4)	Includes 226,322 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 1, 2005.

(5)	As a result of various gifts and transfers for estate planning purposes, Mr. Mon has transferred all of his stock options to various family-controlled entities. The total set forth above includes (i) 622,749 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 1, 2005 that are beneficially owned by Maywood Investment Company, LLC (“MIC”), (ii) 967,307 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 1, 2005 that are beneficially owned by a trust for the benefit of Mr. Mon’s adult children (the “Trust”), and (iii) 1,059,953 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 1, 2005 that are beneficially owned by Maywood Capital, LLC (“MC”). Mr. Mon is not the managing member of MIC, nor does he own or control majority of the membership interests in MIC, and, accordingly, he disclaims beneficial ownership of the stock options owned by MIC. Mr. Mon disclaims beneficial ownership of the stock options held by the Trust, and, although he has a pecuniary interest in MC, he also disclaims beneficial ownership of the stock options held by MC.

(6)	Consists solely of shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 1, 2005.

(7)	Includes 14,522 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 1, 2005.

(8)	Includes 1,364 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 1, 2005.

(9)	Includes 18,750 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 1, 2005.

(10)	Includes 662,503 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 1, 2005.

(11)	Includes 37,500 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 1, 2005.

(12)	Includes 4,370,561 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 1, 2005.

EXECUTIVE COMPENSATION
      The following table presents certain summary information concerning compensation earned for services rendered by (i) our Chief Executive Officer during 2004, (ii) our other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2004, and (iii) two additional individuals for whom disclosure is required (the “Named Executive Officers”).

						Long Term
						Compensation
		Annual Compensation				Awards

				Other
				Annual		Securities	All Other
				Compen-		Underlying	Compensa-
Name and Principal Position	Year	Salary($)	Bonus($)	sation($)		Options(#)(5)	tion($)

Antonio B. Mon	2004	992,200	3,950,000	140,208	(1)	—	111,636	(2)
Chief Executive Officer,	2003	896,700	2,500,000	117,239	(3)	—	111,636	(2)
President, and Director	2002	828,333	2,394,700	61,644	(4)	3,293,169	111,636	(2)

David J. Keller(6)(7)	2004	300,000	500,000	*		93,750	—
Senior Vice President,	2003	—	—	—		—	—
Chief Financial Officer,	2002	—	—	—		—	—
and Treasurer

Tommy L. McAden	2004	459,800	965,000	*		—	—
Senior Vice President —	2003	418,000	625,000	*		—	—
Strategy and Operations	2002	395,833	550,000	*		823,292	—

John Kraynick(6)	2004	445,000	500,000	*		46,875	—
Vice President — Land	2003	—	—	—		—	—
Sr. Vice President — TOUSA Homes	2002	—	—	—		—	—

Harry Engelstein	2004	445,500	2,000,000	*		56,250	—
Senior Executive Vice President —	2003	445,000	1,019,064	*		37,500	—
TOUSA Homes	2002	415,000	969,064	*		—	—

Mark R. Upton(8)	2004	420,000	1,322,000	*		—	—
Executive Vice President —	2003	420,000	1,000,000	*		93,750	—
TOUSA Homes	2002	239,850	696,927	*		—	—

J. Eric Rome(8)	2004	420,000	924,100	*		—	—
Executive Vice President —	2003	420,000	1,000,000	*		93,750	—
TOUSA Homes	2002	408,846	800,000	*		—	—

*	Value of perquisites and other personal benefits does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer. These perquisites and other personal benefits consist of automobile allowances and/or the personal use of a corporate automobile, the taxable portion of premiums paid by the Company on group term life insurance, and tax gross ups on certain of these payments.

(1)	Of this amount, $37,644 represents an automobile allowance, $50,400 represents use of a corporate apartment, and the balance represents personal use of a corporate automobile, the taxable portion of premiums paid by the Company on group term life insurance, and tax gross-up payments on these perquisites.

(2)	This amount includes $60,000 paid for life insurance policies, plus $51,636 paid in tax gross-up payments on such premiums.

(3)	Of this amount, $37,644 represents an automobile allowance, $46,800 represents use of a corporate apartment, and the balance represents personal use of a corporate automobile and tax gross-up payments on these perquisites.

(4)	This amount represents an automobile allowance, use of a corporate apartment, the taxable portion of premiums paid by the Company on group term life insurance, and tax gross-up payments.

(5)	Adjusted to reflect a three for two stock split, effected in the form of a 50% stock dividend, which was paid to stockholders on June 1, 2004 (the “2004 Stock Split”), and the 2005 Stock Split.

(6)	Individual was not an executive officer of the Company during the fiscal years ended December 31, 2002 and 2003.

(7)	Base salary amount does not include $37,500 earned by the executive officer during 2004 as a consultant to the Company prior to his employment by the Company.

(8)	Individual was not an executive officer of the Company as of December 31, 2004.

Stock Option Grants and Exercises
      The following table provides certain information concerning individual grants of stock options under our Annual and Long-Term Incentive Plan made during the year ended December 31, 2004 to the Named Executive Officers. The information in the following table has been adjusted to reflect the 2004 Stock Split and the 2005 Stock Split.
Option Grants in Last Fiscal Year

						Potential Realizable
						Value at Assumed
	Number of		Percent of			Annual Rates of Stock
	Securities		Total Options			Price Appreciation for
	Underlying		Granted To	Exercise or		Option Term
	Options		Employees In	Base Price	Expiration
Name	Granted(#)		Fiscal Year	($/Sh)	Date	5%($)	10%($)

Antonio B. Mon	—		—	—	—	—	—
David J. Keller	18,750		20.8%	19.36	05/03/14	173,625	491,438
	18,750			21.29	05/03/14	137,438	455,250
	18,750			23.42	05/03/14	97,500	415,313
	18,750			25.76	05/03/14	53,625	371,438
	18,750			28.34	05/03/14	5,250	323,063

	93,750	(1)
Tommy L. McAden	—		—	—	—	—	—
John Kraynick	9,375		10.4%	17.25	03/03/14	77,438	219,094
	9,375			18.98	03/03/14	61,219	202,875
	9,375			20.88	03/03/14	43,406	185,063
	9,375			22.96	03/03/14	23,906	165,563
	9,375			25.25	03/03/14	2,438	144,094

	46,875	(2)
Harry Engelstein	11,250		12.5%	17.25	03/03/14	92,925	262,913
	11,250			18.98	03/03/14	73,463	243,450
	11,250			20.88	03/03/14	52,088	222,075
	11,250			22.96	03/03/14	28,688	198,675
	11,250			25.25	03/03/14	2,925	172,913

	56,250	(2)
Mark R. Upton	—		—	—	—	—	—
J. Eric Rome	—		—	—	—	—	—

(1)	The option grant vests in 5 equal annual installments beginning on May 3, 2005 and ending on May 3, 2009.

(2)	The option grant vests in 5 equal annual installments beginning on March 3, 2005 and ending on March 3, 2009.

      The following table provides information regarding the options exercised by the Named Executive Officers during the year ended December 31, 2004 and the value of options outstanding for such individuals at December 31, 2004. The information in the following table has been adjusted to reflect the 2004 Stock Split and the 2005 Stock Split.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-The-Money Options
	Shares		Fiscal Year-End(#)		at Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Antonio B. Mon(2)	—	—	1,991,370	1,301,799	20,306,747	12,499,778
David J. Keller	—	—	0	93,750	0	17,625
Tommy L. McAden	—	—	497,845	325,447	5,076,718	3,124,919
John Kraynick	—	—	0	46,875	0	40,969
Harry Engelstein	—	—	7,500	86,250	76,650	316,013
J. Eric Rome	—	—	18,750	75,000	191,625	667,126
Mark R. Upton	—	—	18,750	75,000	191,625	667,126

(1)	Based on the closing price of TOUSA’s common stock on December 31, 2004 of $20.30, as adjusted for the 2005 Stock Split.

(2)	As a result of various gifts and transfers for estate planning purposes, Mr. Mon has transferred all of his stock options to various family-controlled entities. The amounts set forth above include (i) 773,891 shares issuable upon exercise of stock options that are beneficially owned by Maywood Investment Company, LLC (“MIC”), (ii) 1,202,073 shares issuable upon exercise of stock options that are beneficially owned by a trust for the benefit of Mr. Mon’s adult children (the “Trust”), and (iii) 1,317,205 shares issuable upon exercise of stock options that are beneficially owned by Maywood Capital, LLC (“MC”). Mr. Mon is not the managing member of MIC, nor does he own or control majority of the membership interests in MIC, and, accordingly, he disclaims beneficial ownership of the stock options owned by MIC. Mr. Mon disclaims beneficial ownership of the stock options held by the Trust, and, although he has a pecuniary interest in MC, he also disclaims beneficial ownership of the stock options held by MC.
Employment Agreements

Antonio B. Mon
      Effective July 26, 2003, Antonio B. Mon and the Company entered into an Amended and Restated Employment Agreement with a term ending on December 31, 2008. Pursuant to that agreement, Mr. Mon serves as our Chief Executive Officer and Executive Vice-Chairman, as well as one of our directors. The agreement provides that Mr. Mon will receive an initial base salary of $968,000 with annual increases of a minimum of 10% per year until the agreement expires or is terminated. Mr. Mon is also entitled to an annual bonus, based upon the Company’s net income and return on equity.
      The amended and restated employment agreement also provides that Mr. Mon will be eligible to receive equity incentive compensation for each of 2007 and 2008 in an amount per year equal to one percent (1%) of our then outstanding shares on a fully-diluted basis. The form of the equity incentive compensation will be mutually agreed upon by Mr. Mon and the Company. If the equity incentive compensation takes the form of options to purchase shares of our common stock, the exercise price for the shares (subject to specified adjustments) will be $16.23 for the 2007 grant and $17.85 for the 2008 grant, as adjusted for the 2004 Stock Split and the 2005 Stock Split, and they will vest one year from the grant date and expire ten years from the grant date. If the equity incentive compensation ultimately takes the form of a grant of stock options, and the exercise prices noted above are below the then-existing fair market value of the Company’s common stock, most, if not all, of the compensation expense recognized by the Company may not be tax deductible to the Company under Section 162(m) of the Internal Revenue

Code. If the equity incentive compensation takes a form other than stock options, the employment agreement provides that the economic value be equivalent to that of an option grant as described above. Unless such economically equivalent compensation qualifies as performance-based compensation that is otherwise excluded from the limitations of Section 162(m), most, if not all, of the compensation expense related to such compensation may not be tax deductible to the Company under Section 162(m) of the Internal Revenue Code.
      In the event of termination by us without cause, or in the event Mr. Mon terminates for good reason or due to a change in control, we will pay Mr. Mon a termination payment equal to the greater of (a) three times the sum of his highest base salary and annual cash bonus paid in the three years prior to such termination, and the value of his fringe benefits, or (b) the aggregate amount of his base salary, his annual cash bonuses, and the value of the fringe benefits that would be payable for the remainder of the agreement term. He will also receive the equity incentive compensation described above and continued health plan coverage until age 65 or until he becomes covered under another plan. In the event of termination by the Company for cause or due to Mr. Mon’s death or disability, Mr. Mon or his estate is entitled to any earned but unpaid salary, a pro rata bonus for the year of termination, and any other accrued obligations or unreimbursed business expenses.

David J. Keller
      Effective May 1, 2004, David J. Keller and the Company entered into an employment agreement pursuant to which Mr. Keller serves as our Senior Vice President, Chief Financial Officer and Treasurer. The agreement expires on April 30, 2007. The agreement provides that Mr. Keller will receive a base salary of $450,000, subject to increase, and he is targeted to earn an annual cash bonus of up to 100% of his base salary. For fiscal year 2004, the employment agreement provided for a guaranteed minimum bonus to Mr. Keller of $450,000.
      If Mr. Keller’s employment is terminated by the Company without cause, or by Mr. Keller for good reason (including a change of control of the Company), Mr. Keller will be entitled to receive (i) his base salary for the remainder of the agreement term, (ii) a pro-rated bonus for the year of termination, (iii) an additional amount equal to the aggregate bonus that would have been payable during the remainder of the agreement term (other than the year in which the termination occurs), based on the highest bonus paid to Mr. Keller during the prior three fiscal years, (iv) any earned but unpaid salary, and any earned and vested, but unpaid, bonus through the date of termination, as well as the economic value of any accrued but unused vacation time and any unreimbursed business expenses (collectively, the “Accrued Obligations”), and (v) the fair market value of any benefits and other perquisites to be provided to Mr. Keller for the remainder of the agreement term. If Mr. Keller’s employment is terminated for cause, he is entitled to receive any Accrued Obligations. If Mr. Keller’s employment is terminated due to disability or death, Mr. Keller’s is entitled to receive any Accrued Obligations and a pro-rated bonus for the year of termination.

Tommy L. McAden
      From June 25, 2002 until April 27, 2004, Tommy L. McAden served as our Vice President of Finance and Administration, Chief Financial Officer, and Treasurer, and on April 27, 2004, Mr. McAden became our Senior Vice President — Strategy and Operations. Pursuant to the terms of the employment agreement between Mr. McAden and us, which expires on June 25, 2005, Mr. McAden will receive an initial base salary of $380,000, with annual increases of a minimum of 10% per year thereafter until the agreement expires or is terminated. Mr. McAden is also entitled to an annual bonus of up to 200% of his base salary, based upon the Company’s net income and return on equity. Pursuant to the agreement, Mr. McAden has been granted options under the Company’s Annual and Long Term Incentive Plan to purchase 823,292 shares of our common stock, as adjusted for the 2004 Stock Split and the 2005 Stock Split.
      In the event of termination by us without cause, or by Mr. McAden for good reason, we will pay Mr. McAden a termination payment in the amount of the sum of (i) his base salary for the remainder of the agreement term, (ii) a pro-rated bonus for the year of termination, (iii) an additional amount equal to the aggregate bonus that would have been payable during the remainder of the agreement term (other than the year in which the termination occurs), based on the highest bonus paid to Mr. McAden during the prior three fiscal years, (iv) the value of any benefits and perquisites that would have been provided during the remainder of the agreement term, and (v) any Accrued Obligations. In the event of a change in control and Mr. McAden’s termination of the agreement on this basis, he will receive the greater of (a) the termination payment due above, or (b) two times the sum of the highest salary paid pursuant to the agreement and the highest annual bonus paid to Mr. McAden in the prior three fiscal years, plus the value of any benefits and perquisites that would have been provided during the remainder of the agreement term, and any Accrued Obligations. In the event of a termination of the agreement by the Company for cause, Mr. McAden is entitled to receive any Accrued Obligations. In the event that Mr. McAden’s employment is terminated due to disability, he will receive any Accrued Obligations plus a pro-rated bonus for the year of termination. If Mr. McAden’s employment is terminated due to his death, his estate will receive (i) any Accrued Obligations, (ii) a pro-rated bonus for the year of termination, and (iii) an additional payment equal to the lesser of (y) $2 million or (z) an amount equal to two times the sum of Mr. McAden’s salary at the time of his death and the highest bonus paid to him during the three fiscal years prior to his death.

John Kraynick
      Effective January 1, 2004, TOUSA Associates Services Company, on behalf of the Company, and Mr. Kraynick entered into an employment agreement pursuant to which he serves as Senior Vice-President of Land for our homebuilding operations. The agreement expires on December 31, 2005. Pursuant to the agreement, Mr. Kraynick is entitled to receive a base salary of $445,000, subject to increase, and is targeted to earn an annual performance-based bonus of up to 150% of his base salary, calculated based on the Company’s average return on equity.
      If Mr. Kraynick’s employment is terminated without cause or by Mr. Kraynick for good reason, Mr. Kraynick will be entitled to receive (i) his base salary for the remainder of the agreement term, (ii) a pro-rated bonus for the year of termination, (iii) an additional amount equal to the aggregate bonus that would have been payable during the remainder of the agreement term (other than the year in which the termination occurs), based on the highest bonus paid to Mr. Kraynick during the prior three fiscal years, (iv) any Accrued Obligations, and (v) the fair market value of any benefits and other perquisites to be provided to Mr. Kraynick for the remainder of the agreement term. If Mr. Kraynick’s employment is terminated for cause, he is entitled to receive any Accrued Obligations. If Mr. Kraynick’s employment is terminated due to disability or death, he or his estate is entitled to receive any Accrued Obligations, plus a pro-rated bonus for the year of termination.

Harry Engelstein
      Effective December 1, 2004, the TOUSA Associates Services Company, on behalf of the Company, and Mr. Engelstein entered into an employment agreement pursuant to which he serves as Senior Executive Vice President of our homebuilding operations. The agreement expires on December 31, 2006. Pursuant to the agreement, Mr. Engelstein is entitled to receive a base salary of $500,000, subject to increase, and an annual bonus in an amount equal to $50,000 more than the next highest annual bonus paid to an Executive Vice President of the Company’s homebuilding operations. Mr. Engelstein is also entitled to participate in the Company’s Performance Unit Program (“PUP”) under the Company’s Annual and Long-Term Incentive Plan. Pursuant to the employment agreement, Mr. Engelstein received a grant of 37,500 performance units under the Plan with respect to fiscal year 2005, as adjusted for the 2005 Stock Split.
      If Mr. Engelstein’s employment is terminated by the Company without cause, or by Mr. Engelstein for good reason, Mr. Engelstein will be entitled to receive (i) his base salary for the greater of two full years or the remainder of the agreement term, (ii) his bonus for the year in which his employment terminates, (iii) a bonus, based on the average bonus paid to Mr. Engelstein in the prior three fiscal years, for the greater of two full years or the remainder of the agreement term (other than the year in which the termination occurs), (iv) any Accrued Obligations, and (v) the fair market value of any benefits and other perquisites to be provided to Mr. Engelstein for the remainder of the agreement term. If Mr. Engelstein’s employment is terminated for cause, he is entitled to receive any Accrued Obligations. If Mr. Engelstein’s employment is terminated due to disability or death, Mr. Engelstein or his estate is entitled to receive any Accrued Obligations and a pro-rated bonus for the year of termination.

Mark R. Upton
      Effective January 1, 2005, TOUSA Associates Services Company, on behalf of the Company, and Mr. Upton entered an employment agreement pursuant to which he will serve as an Executive Vice President of the homebuilding operations of the Company. The agreement expires on December 31, 2006. Pursuant to the employment agreement, Mr. Upton is entitled to a base salary of $420,000 and a quarterly, performance-based bonus calculated in accordance with the terms of the employment agreement. Mr. Upton is also entitled to participate in the Company’s PUP under the Company’s Annual and Long-Term Incentive Plan. Pursuant to the employment agreement, Mr. Upton received a grant of 31,250 performance units with respect to fiscal year 2005, as adjusted for the 2005 Stock Split.
      If Mr. Upton’s employment is terminated by the Company without cause, or by Mr. Upton for good reason, Mr. Upton will be entitled to receive (i) his base salary for the remainder of the agreement term, (ii) a bonus payment in an amount equal to twelve months’ prior bonus paid to Mr. Upton, (iii) any Accrued Obligations, and (iv) the fair market value of any benefits and other perquisites to be provided to Mr. Upton for the remainder of the agreement term. If Mr. Upton’s employment is terminated for cause, or due to Mr. Upton’s disability or death, he is entitled to receive the Accrued Obligations. In addition, the employment agreement provides Mr. Upton the right to terminate the employment agreement in the event of a “change of control” of the Company. Upon a termination by Mr. Upton following a change of control, Mr. Upton will be entitled to receive a termination payment equal to (a) his base salary for the remainder of the agreement term and (b) a bonus payment in an amount equal to twelve months’ prior bonus paid to Mr. Upton.

Provisions in the Employment Agreements Generally
      The employment agreements with Messrs. Mon, Keller and McAden also provide that if payments are deemed to constitute “excess parachute payments” and any of them become liable for any tax penalties imposed thereon, the Company will make a cash payment to them in an amount equal to the tax penalties. The employment agreements with Messrs. Mon, Keller, McAden and Kraynick also contain non-compete and non-disclosure provisions in the event of their termination of employment. The employment agreements with Messrs. Engelstein and Upton contain non-compete provisions in the event of their termination of employment.

Independent Contractor Agreement with J. Eric Rome
      On April 1, 2003, the Company and Mr. Rome entered into an employment agreement to reflect his responsibilities as an Executive Vice President of our homebuilding operations. On March 10, 2005, this agreement was terminated, and Mr. Rome entered into a separation and independent contractor agreement with the Company. Pursuant to the new agreement, Mr. Rome will actively seek real property for acquisition by the Company’s homebuilding operations. The agreement provides that Mr. Rome will receive an initial payment of $82,500, monthly payments of $38,666.66 per month from March 15, 2005 through December 31, 2007, and an additional aggregate payment of $1,286,000 payable in four quarterly installments beginning on April 15, 2005, and certain other benefits and perquisites. In addition, Mr. Rome will be paid 3% of the base purchase price of any property identified by him and ultimately acquired by the Company and is eligible to receive additional compensation if such property exceeds specified Company profit margin targets upon development. In the event of a change of control of the Company, Mr. Rome is entitled to terminate the agreement and receive an accelerated payment of all amounts due to him under the agreement. The agreement can be terminated by Mr. Rome on 60 days’ notice to the Company. The agreement with Mr. Rome contains certain limited non-compete and non-disclosure provisions.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      During the fiscal year ended December 31, 2004, our Human Resources, Compensation, and Benefits Committee was responsible for both the establishment and administration of the policies that govern annual compensation programs and for the compensation and bonus arrangement for the Chief Executive Officer and other top executive officers, the establishment of compensation for all other officers, and the administration of our long-term incentive program. During 2004, the Human Resources, Compensation, and Benefits Committee was comprised of Messrs. Poulos, Hasler and Horner, and Ms. Parks, each of whom are independent directors.
      This report, regarding our compensation policies and the implementation of these policies during 2004, is furnished by the Human Resources, Compensation, and Benefits Committee.
Determination of Executive Officer Compensation
      Our compensation policies are intended to:

•	reward executives for long-term strategic management that results in the enhancement of stockholder values;

•	support a performance oriented environment that rewards achievement of both our internal goals and enhanced Company performance as measured against performance levels of comparable companies in the industry; and

•	attract and retain executives whose abilities are critical to our long-term success and competitiveness.
Components of Executive Officer Compensation
      For 2004, the executive compensation program consisted of three key components, which are unchanged from the prior year:

•	base salary;

•	incentive compensation (bonus); and

•	stock options.
      Base salaries paid to Named Executive Officers were paid pursuant to agreements described in “Employment Agreements” above. Each Named Executive Officer’s base salary was determined by the individual officer’s level of responsibility and comparisons to similar positions within TOUSA as well as with other companies in the industry.
      The Human Resources, Compensation, and Benefits Committee evaluated and approved annual bonuses for 2004 for our senior officers. The bonus formulas contained in the employment agreements of the Company’s senior officers are designed to reward personal contribution and performance, measured by reference to performance measures tailored to the particular responsibilities of the specific senior officer, such as achievement of specified targets for return on equity, Company net income, regional/divisional profit goals, regional/divisional contribution targets, customer service rankings, and/or overall performance. In the budgeting process, a profit goal or regional contribution target is set for each division and region, and minimum threshold performance criteria for regional and divisional officers must be reached before any bonus awards will be granted. In addition, the individual performance of each senior officer and/or any extraordinary or unusual circumstances or events are taken into consideration in making bonus awards. As a result, the Human Resources, Compensation, and Benefits Committee has the discretion to and does, from time to time, grant discretionary bonuses in excess of the amounts resulting from the bonus formulas contained in the relevant employment agreements for the Company’s senior officers.

Determination of Chief Executive Officer Compensation

Antonio B. Mon
      In connection with our principal stockholders’ decision to merge the operations and businesses of Newmark Homes Corp. and Engle Holdings Corp. in 2002, we determined that it was necessary to bring on a new Chief Executive Officer who had significant experience in our industry. Upon review of industry compensation standards, we entered into an initial employment agreement with Mr. Mon in June 2002 (the “Original Employment Agreement”), which provided for a base salary and an annual bonus that was strictly tied to the performance of the Company. We determined that the best way to align the interests of our Chief Executive Officer with the long-term interests of our stockholders was to align his annual bonus with the Company’s results of operations, thereby providing meaningful downside risk and upside opportunity for variations in our financial performance. In addition to his base salary and annual bonus, the Human Resources, Compensation, and Benefits Committee determined that the compensation of our Chief Executive Officer should have an equity component to further align the Chief Executive Officer’s interests with those of our stockholders by providing a direct link between executive compensation and long-term performance of TOUSA. Stock options were granted to our Chief Executive Officer at various premiums to the fair market price at the time, and 889,161 of these options (as adjusted for the 2004 Stock Split and the 2005 Stock Split) contained performance-based accelerated vesting criteria.
      In recognition of Mr. Mon’s performance, and in the consideration of the best interests of the Company, in July 2003, the Human Resources, Compensation, and Benefits Committee approved an amendment to the Original Employment Agreement with Mr. Mon to extend the term of such agreement for two years, to December 31, 2008. The Amended and Restated Employment Agreement did not modify Mr. Mon’s base salary or provide him with any other material benefit, other than to provide for the grant of additional equity compensation to be awarded to Mr. Mon during 2007 and 2008, the additional years of the employment term, as described in greater detail under “Employment Agreements” above.
      Accordingly, in accordance with these policies and the terms of his Amended and Restated Employment Agreement, for fiscal 2004, Mr. Mon received aggregate compensation valued at $5,194,044, which included a base salary of $992,200, an aggregate bonus of $3,950,000, and other perquisites having an aggregate value of $251,844, as described in more detail under “Executive Compensation.” In addition, during 2004, the performance-based accelerated vesting criteria applicable to certain of his stock option awards were partially satisfied, resulting in the accelerated vesting of options to purchase an aggregate of 246,001 shares of Company common stock (as adjusted for the 2004 Stock Split and the 2005 Stock Split).
Annual and Long-Term Incentive Plan

Stock Options and Restricted Stock
      The Plan provides that any employee, consultant, or director of the Company, its subsidiaries, its parent corporation, and affiliated entities is eligible to receive stock options, restricted stock, performance awards, phantom shares, bonus shares, or other stock-based awards, either separately or in combination. The number of shares of common stock with respect to which awards may be granted under the Plan is 7,500,000, subject to adjustment. The Plan is intended to promote the interests of the Company by encouraging employees, consultants, and directors of the Company, its parent corporation, its subsidiaries, and affiliated entities to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of ownership and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the Company’s business, thereby advancing the interests of the Company and its stockholders. As of December 31, 2004, and as adjusted for the 2005 Stock Split, 6,827,737 options were outstanding under the Plan, and 32,862 shares of Restricted Stock had been granted under the Plan.

Performance Unit Program (“PUP”)
      In February 2005, the Human Resources, Compensation, and Benefits Committee made grants of performance units under the Company’s PUP to various officers and other employees of the Company. The performance units are payable in cash and vest at the end of a specified three-year vesting period based upon the Company’s achievement of return on equity and cumulative earnings targets approved by the Human Resources, Compensation, and Benefits Committee. The value of a performance unit equals the appreciation of one share of Company stock from the beginning to the end of the vesting period, and may be increased based upon the extent to which the relevant return on equity and cumulative earnings targets are exceeded. Once vested, the performance units are paid in two equal installments on each March 31 following the end of the three-year vesting period. Outstanding performance unit awards are subject to adjustment in the event of stock splits or stock dividends, extraordinary cash dividends or other similar events. The performance units granted to certain officers and employees will vest immediately upon the occurrence of a change of control of the Company.
      For 2005, the Named Executive Officers received the following grants of performance units (as adjusted for the 2005 Stock Split), all with a vesting period of January 1, 2005 to December 31, 2007: Mr. Keller, 62,500 performance units; Mr. McAden, 43,750 performance units; Mr. Kraynick, 25,000 performance units; Mr. Engelstein, 37,500 performance units; and Mr. Upton, 31,250 performance units.
Executive Savings Plan
      Effective December 1, 2004, the Company implemented the Technical Olympic USA, Inc. Executive Savings Plan (the “Savings Plan”). The Savings Plan allows a select group of management or highly compensated employees of the Company or certain of the Company’s subsidiaries to elect to defer up to 90% of their salary and up to 100% of their bonus. The Company credits an amount equal to the compensation deferred by a participant to that participant’s deferral account under the Savings Plan. Each participant’s deferral account is credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts that they choose to defer under the Savings Plan. The deferred compensation credited to a participant’s account is payable in cash, commencing upon a date specified in advance by the participant pursuant to the terms of the Savings Plan or, if earlier, the termination of the participant’s employment with the Company or its subsidiary, subject to certain provisions allowing accelerated distributions in the event of disability, certain “changes of control” of the Company and/or unforeseeable emergencies. The Company does not make any contributions under the Plan and may terminate the Savings Plan and discontinue any further deferrals under the Savings Plan at any time. The obligation to make distributions from participant accounts under the Savings Plan is an unsecured, general obligation of the Company.
Compliance with Section 162(m)
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1.0 million paid to their Chief Executive Officer and certain other highly compensated executive officers. Generally, the Code excludes from the calculation of the $1.0 million cap compensation that is based on the attainment of pre-established, objective performance goals. Where practicable, it is the Human Resources, Compensation, and Benefits Committee’s policy to establish compensation practices that are both cost-efficient from a tax standpoint and effective as a compensation program. The Human Resources, Compensation, and Benefits Committee considers it important to be able to utilize the full range of incentive compensation tools, even though some compensation may not be fully deductible.
This report is furnished by the Human Resources, Compensation, and Benefits Committee of our Board of Directors.
Messrs. Poulos, Hasler, Horner, and Whitworth, and Ms. Parks
March 31, 2005

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Management Services Agreement
      In June 2003, we entered into an Amended and Restated Management Services Agreement with TOI, our former parent company, and in connection with an October 2003 restructuring transaction, TOI assigned its obligations and rights under the Amended and Restated Management Services Agreement to TOSI, a Delaware corporation wholly-owned by TOSA. Under the Amended and Restated Management Services Agreement, TOSI provided consultation with, and assistance to, our Board of Directors and management in connection with issues involving our business, as well as other services requested from time to time by our Board of Directors. In consideration for providing such services, the agreement requires us to pay TOSI an annual management fee of $500,000 and, to the extent our net income for any fiscal year meets established targets, additional annual incentive fees, which may not exceed $3.0 million. Pursuant to the agreement, we have agreed to indemnify TOSI for any liability incurred by it as a result of the performance of its duties other than any liability resulting from TOSI’s gross negligence or willful misconduct. We may terminate the agreement upon six months’ prior written notice. Pursuant to the terms of our revolving credit facility, the aggregate amount of annual fees payable under the Amended and Restated Management Services Agreement may not exceed $3.5 million. For the year ended December 31, 2004, we have made payments of $2.5 million to TOSI under this agreement. The agreement expires on December 31, 2007.
Purchasing Agreements
      In order to consolidate the purchasing function, we and our subsidiary TOUSA Homes, Inc. entered into non-exclusive purchasing agreements with TOSA in November 2000. Under the purchasing agreements, TOSA would purchase certain materials and supplies necessary for operations on our respective behalves and provide them to us at cost. No additional fees or other consideration are paid to TOSA. These agreements may be terminated upon 60 days’ prior notice. TOSA purchased an aggregate of $302.6 million of materials and supplies on our behalf for the year ended December 31, 2004.
Certain Land Bank Transactions
      We have sold certain undeveloped real estate parcels to, and entered into a number of agreements (including option contracts and construction contracts) with, Equity Group, a limited liability company controlled by Alec Engelstein, Harry Engelstein’s brother. We made payments of $5.5 million to Equity Group pursuant to these agreements during the year ended December 31, 2004, and, as of December 31, 2004, had options to purchase from Equity Group additional lots for a total aggregate sum of approximately $13.8 million. We believe that the terms of these various agreements include purchase prices that approximate fair market value.
Tax Allocation Agreement
      As a result of the merger of TOI into one of our wholly-owned subsidiaries pursuant to an October 2003 restructuring transaction, a previously existing tax allocation agreement between TOI and us was terminated. Due to the termination of the tax allocation agreement between TOI and us, the tax accounts between the two companies were settled. The closing reconciliation of tax accounts resulted in an estimated $4.1 million due to us from TOSI, a Delaware corporation that is wholly-owned by TOSA, who assumed this liability from TOI as part of the October 2003 restructuring transaction. In satisfaction of this obligation, during the year ended December 31, 2004, TOSI (i) paid us approximately $2.8 million and (ii) also assigned to us a federal tax refund of approximately $1.3 million relating to amendments to tax returns filed pursuant to the tax allocation agreement.

PERFORMANCE GRAPH
      The graph below compares the cumulative total return on our common stock with the cumulative total return of the Standard and Poor’s 500 Index and the Standard and Poor’s 600 Homebuilding Index for the last five fiscal years (assuming the investment of $100 in each vehicle and the reinvestment of all dividends).

	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004

Technical Olympic USA, Inc.	$100	$170.83	$251.28	$257.71	$476.80	$663.67
S&P 500 Index	$100	$90.90	$80.09	$62.39	$80.29	$89.03
S&P 600 Homebuilding	$100	$162.12	$233.00	$242.85	$432.74	$645.11

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Relationship with Independent Certified Public Accountants
      The Audit Committee has selected Ernst & Young LLP, independent certified public accountants, to audit our consolidated financial statements for fiscal year 2005. Ernst & Young LLP has served as our independent certified public accountants since October 1, 2001. A member of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.
Independent Certified Public Accountants’ Fees
      The aggregate fees billed to TOUSA for the years ended December 31, 2003 and 2004, by our independent certified public accounting firm, Ernst & Young LLP, are as follows:
      Audit Fees: The aggregate fees for professional services rendered by Ernst & Young LLP in connection with (i) the audit of our annual financial statements (Form 10-K), (ii) the audit of the Company’s internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), (iii) reviews of our quarterly financial statements (Forms 10-Q), (iv) assisting us with the preparation and review of our various documents relating to securities offerings, including the preparation of comfort letters, (v) evaluating the effects of various accounting issues and changes in professional standards, and (vi) statutory audits of certain of our subsidiaries for the years ended December 31, 2003 and 2004, were approximately $957,000 and $1.8 million, respectively. The increase in 2004 audit fees is primarily related to services provided in connection with compliance with Section 404.
      Audit Related Fees: The aggregate fees for professional services rendered by Ernst & Young LLP for services reasonably related to the performance of the audit and review of our financial statements, including (i) assisting us in the due diligence review of, and audits and accounting consultations regarding, acquisitions, (ii) employee benefit plan audits, and (iii) assisting us in documenting internal control policies with respect to information systems and other business processes during the years ended December 31, 2003 and 2004, were approximately $395,000 and $124,000, respectively.
      Tax Fees: The aggregate fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning during the years ended December 31, 2003 and 2004 were approximately $3.3 million and $1.3 million, respectively.
      All Other Fees: The aggregate fees for professional services, not included in audit fees, audit related fees and tax fees above, rendered by Ernst & Young LLP primarily relating to (i) a review of treasury policies and procedures, (ii) a data warehouse validation project, and (iii) real estate advisory and due diligence services during the fiscal years ended December 31, 2003 and 2004, were approximately $311,000 and $231,000, respectively.
      Ernst & Young LLP advised the Audit Committee that it did not believe its audit was impaired by providing such services. As a result, Ernst & Young LLP confirmed that, as of December 31, 2004, it was an independent accountant with respect to TOUSA within the meaning of the Securities Act of 1933 and the requirements of the Independence Standards Board.
Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services
      The Audit Committee has developed policies and procedures requiring the Audit Committee’s pre-approval of all audit and permitted non-audit services to be rendered by Ernst & Young LLP. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young’s independence. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for a period of a fiscal year and any pre-approval is detailed as to the particular service or category of service approved and is generally subject to a specific cap on professional fees for such services.

      The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve services to be rendered by Ernst & Young LLP and requires that the Chairman report to the Audit Committee any pre-approval decisions made by him at the next scheduled meeting of the Audit Committee. In connection with making any pre-approval decision, the Audit Committee and the Chairman must consider whether the provision of such permitted non-audit services by Ernst & Young LLP is consistent with maintaining Ernst & Young’s status as our independent certified public accountants.
      Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by Ernst & Young LLP during fiscal year 2004, as described above.
GENERAL INFORMATION
      Other Matters. Our Board of Directors does not intend to present any matter for action at this meeting other than the matters described in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.
      Contacting our Board of Directors. The Company maintains contact information (address and an e-mail link), on its website at www.tousa.com under the heading “Investor Information — Investor Contacts.” Communications for our senior outside director, or our independent directors as a group, should be sent to Investor Relations in writing (by mail or e-mail) and should be specifically marked as a communication for the senior outside director or the independent directors as a group. All communications directed to the senior outside director and/or the independent directors as a group will be reviewed by the Secretary of the Company, who has been directed by the Independent Director Committee to remove communications relating to: (i) spam, if via e-mail; (ii) solicitations for products or services; or (iii) warranty claims or other correspondence relating to customer service issues. All other communications shall be forwarded to the intended recipient(s), as appropriate or as requested in the stockholder communication.
      Multiple Stockholders Sharing the Same Address. Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms, and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker, or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker, or other nominee, the stockholder must contact the bank, broker, or other nominee, as applicable, to revoke such consent. In the event that a stockholder wishes to receive a separate proxy statement for the 2005 Annual Meeting or a 2004 Annual Report, the stockholder may receive printed copies by contacting Technical Olympic USA, Inc., Attention: Secretary, at 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021 or by calling (954) 364-4000.
      Any stockholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker, or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker, or other nominee to request that only one set of these materials be delivered in the future.
      Stockholder Proposals for 2006 Annual Meeting. Stockholder proposals for inclusion in the proxy materials related to the 2006 Annual Meeting of Stockholders must be received by TOUSA at its principal executive offices, 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021 by December 19, 2005. Such proposals should be sent by certified mail, return receipt requested.
      TOUSA must receive notice of any stockholder proposal to be submitted at the 2006 Annual Meeting of Stockholders (but not required to be included in our proxy statement) by March 4, 2006, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.
      Expenses of Solicitation. Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by our directors, officers, and regular employees. The entire cost of solicitation will be borne by TOUSA.
      Additional Information. We have adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, as well as our directors, officers, associates, agents and representatives, including consultants. We have also adopted Corporate Governance Guidelines. The Code of Business Conduct and Ethics and our Corporate Governance Guidelines are each located on our internet web site at www.tousa.com under “Investor Information — Corporate Governance.”
      The Audit Committee of the Board of Directors has adopted a written charter which is attached to this Proxy Statement as Appendix A, and is also available on our internet web site at www.tousa.com under “Investor Information — Corporate Governance.” The Independent Directors Committee and the Human Resources, Compensation, and Benefits Committee have also adopted written charters that are available on our internet web site at www.tousa.com under “Investor Information — Corporate Governance.”
      Our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, and the Audit Committee, Independent Directors Committee and Human Resources, Compensation, and Benefits Committee charters are each available in print free of charge to any stockholder who submits a written request for any of these documents to Technical Olympic USA, Inc., Attn: Investor Relations, 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021.
Form 10-K
      Stockholders entitled to vote at the meeting may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including the financial statements required to be filed with the SEC, without charge, upon written or oral request to Technical Olympic USA, Inc., Attention: Secretary, 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021 or (954) 364-4000.

By Order of the Board of Directors,

Konstantinos Stengos
Chairman
Hollywood, Florida
April 18, 2005

APPENDIX A
CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF TECHNICAL OLYMPIC USA, INC.
Purpose:
      This charter governs the operations of the Audit Committee of Technical Olympic USA, Inc. and its subsidiaries (the “Company”). The Audit Committee (the “Committee”) shall provide assistance to the Board of Directors (the “Board”) in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Company’s financial statements; the accounting and financial reporting processes of the Company; the audits of the financial statements of the Company; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditor’s qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.
      In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and has the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.
Membership:
      The Committee will consist of at least three (3) members of the Board, all of whom shall be “independent” as defined by applicable law, regulations of the Securities and Exchange Commission (the “SEC”) and the rules or listing standards of any exchange or automated quotation system on which shares of the Company are traded. All members of the Committee must be able to read and understand financial statements, including the Company’s statement of financial condition, statement of income, and statement of cash flows. At least one of the directors will be designated the “audit committee financial expert” and shall meet the requirements set forth in applicable law, regulations of the SEC and the rules or listing standards of any exchange or automated quotation system on which shares of the Company are traded.
      The members of the Committee shall be appointed by the full Board and elected by the vote of a majority of the independent directors of the Board. The members of the Committee shall serve until their resignation, retirement or removal by the Board, or until their successors are appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the Board then in office.
Duties and Responsibilities:
      The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.
      The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

      The following shall be the principal duties and responsibilities of the Committee:

A. Independent Auditors — appointment, compensation, funding and oversight

1. Appointing and retaining independent auditors engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Such independent auditors shall report directly to the Committee. The Committee has sole authority to terminate the independent auditors.

2. Providing appropriate funding, as determined by the Committee, for payment of (i) compensation to any independent auditors employed by the Company for the purpose of rendering an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any advisors employed by the Committee, and (iii) administrative expenses of the Committee that are necessary and appropriate in carrying out its duties.

3. Reviewing and approving compensation arrangements with the independent auditors.

4. Reviewing the independent auditor’s proposed audit scope and approach, including the adequacy of staffing.

5. Reviewing and overseeing the quality, performance and independence of the independent auditors, including an evaluation of the lead partner on the audit team, taking into account the opinions of management and the Company’s Internal Audit Director. Assuring the regular rotation of the lead audit partner and further considering whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	The independent auditor’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company that are relevant to an assessment of the auditor’s independence. The Committee shall engage in a dialogue with the independent auditor regarding any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The audit committee will present its conclusions with respect to the independent auditor to the full Board.

6. Reviewing with the independent auditors any audit problems or difficulties and management’s response, including, without limitation, any restrictions on audit scope or access to information, any significant disagreements and any accounting adjustments proposed by the independent auditor but “passed” by management, any communications between the independent auditor and the national office of the independent auditor, and any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

7. Overseeing the resolution of disagreements between management and the independent auditor regarding financial reporting.

8. Pre-approving all audit and non-audit services provided by the independent auditors. The Committee shall not engage the independent auditors to perform any non-audit services that are prohibited by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full audit Committee at its next scheduled meeting.

9. Setting clear hiring policies for employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

B. Internal Controls

1. Reviewing on a continuing basis, the adequacy of the Company’s system of internal controls. The Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance.

2. Reviewing on a continuing basis, the responsibilities, budget, and staffing of the Company’s internal audit function.

3. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors or the Internal Audit Director.

The audit committee must review:

•	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

•	analysis prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements; and

•	the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the financial statements of the Company.

C. Financial Reporting Process and Risk Assessment

1. Reviewing with management and the independent auditors before release, the audited financial statements and disclosures and Management’s Discussion and Analysis in the Company’s Annual Report on Form 10-K, including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

2. Reviewing with management and the independent auditors before release, the unaudited quarterly operating results in the Company’s quarterly earnings release, and the unaudited financial statements and disclosures and Management’s Discussion and Analysis in the Company’s Quarterly Report on Form 10-Q. The chair of the Committee may represent the entire Committee for the purposes of this review. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under the standards of the Public Company Accounting Oversight Board (United States).

3. Discussing the types and presentation of information to be disclosed in earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

4. Discussing policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

5. Overseeing compliance with SEC requirements for disclosure of independent auditor’s services and Committee members and activities.

6. Preparing and publishing an annual Committee report in the Company’s proxy statement.

7. Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act.

8. Providing oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments.

D. Complaints and Special Investigations

1. Establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

2. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements.

3. Receiving and reviewing corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

4. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist.
      In addition to the above responsibilities, the Committee will undertake such other duties as the Board delegates to it, and will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.
Meetings:
      The Committee will meet at least two times each year. The Committee may establish its own schedule, which it will provide to the Board in advance. A majority of the members of the Committee shall constitute a quorum. Any action that may be taken by the Committee at a meeting of such Committee may be taken without a meeting if a consent in writing setting forth the actions so taken is signed by all of the members of the Committee.
      The Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company.
      The Committee will meet separately with the independent auditors of the Company, at least annually and at such other times as it deems appropriate, to review the independent auditor’s examination and management report and any other matters that the Committee wishes to review.
      The Committee will meet separately with the Internal Audit Director, at least semi-annually, to discuss any matters that the Committee or the Internal Audit Director believe should be discussed privately.
Reports:
      The Committee will record its summaries of recommendations to the Board in written form, which will be incorporated as a part of the minutes of the Board meeting at which those recommendations are presented. The Committee will review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

Minutes:
      The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

Annual Review of Performance and Charter:
      The Committee will evaluate its performance at least annually to determine whether it is functioning properly. The Committee shall also review and reassess this charter at least annually.

REVOCABLE PROXY
TECHNICAL OLYMPIC USA, INC.
ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 2005
8:00 A.M. EASTERN TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Konstantinos Stengos and George Stengos, each with full power of substitution, to act as proxies for the undersigned and to vote all shares of Common Stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on May 10, 2005, at 8:00 a.m. Eastern Time, at the Mandarin Oriental, Miami, 500 Brickell Key Drive, Miami, Florida 33131 and at any and all adjournments thereof, as set forth on the reverse side.

     This proxy is revocable and will be voted as directed, but if no instructions are specified on an executed proxy that is returned, then this proxy will be voted FOR the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

PLEASE VOTE, DATE, AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

☒ Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS

1.	The election as directors of all nominees listed (except as marked to the contrary below).

☐	FOR All Nominees:	☐	WITHHELD As to All Nominees
(01) Konstantinos Stengos, (02) Antonio B. Mon, (03) Andreas Stengos, (04) George Stengos, (05) Marianna Stengou, (06) Larry D. Horner, (07) William A. Hasler, (08) Michael J. Poulos, (09) Susan B. Parks, and (10) J. Bryan Whitworth

☐	To withhold your vote for any individual nominee, write that nominee’s number on the line provided below.

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Mark box at right if you plan to attend the Annual Meeting	☐	Date	, 2005

Signature of Stockholder
Mark box at right if an address change or comment has been	☐
noted on the reverse side of this card.
Signature of Stockholder

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.